EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
January 5, 2004	Barbara B. Forbes Director of Investor Relations 713-374-4870

NUEVO ENERGY COMPLETES THE SALE OF
CALIFORNIA REAL ESTATE PROPERTIES

HOUSTON — Nuevo Energy Company (NYSE: NEV) today announced the sale of Tonner Hills, an 810-acre real estate development project located in Orange County, California, to affiliates of Shea Homes Limited Partnership and Standard Pacific Corp. for approximately $47 million. Pursuant to terms of the purchase and sale agreement, $16 million of the purchase price has been received by Nuevo, $22.5 million will be received within 90 days and the remaining $8.5 million will be received upon completion of certain habitat restoration work performed by Nuevo. In addition, the buyers have assumed the obligation to perform the oil field accommodation necessary to render Tonner Hills suitable for a residential housing development. Tonner Hills overlays the Brea-Olinda Field, a producing oil and gas field, sold in February 2003.

In a separate transaction, Nuevo sold an office building and contiguous acreage located in Orcutt, California to a California-based private entity for approximately $2.9 million. As of September 30, 2003, both Tonner Hills and the Orcutt property were included in assets held for sale on Nuevo’s balance sheet.

“Our top priority in 2003 was to monetize non-core assets and reduce debt outstanding, both of which were accomplished,” stated Jim Payne, Chairman, President and CEO. “In 2003, we sold $132 million of non-core assets, including the aforementioned properties. Free cash flow from operations combined with proceeds from non-core asset sales enabled us to eliminate $185 million of high coupon debt in 2003. The full impact of actions taken in 2003, including a dramatic reduction in debt outstanding and higher negotiated California crude oil price differentials, will flow to the bottom-line in 2004. As we enter 2004, we will continue our strategy of financial discipline as well as seek growth opportunities using proceeds from the most recent real estate sales and free cash flow from operations for these purposes.”

Nuevo Energy Company is a Houston, Texas-based company primarily engaged in the acquisition, exploitation, development, exploration and production of crude oil and natural gas. Nuevo’s domestic producing properties are located onshore and offshore California and in West Texas. Nuevo is the largest independent producer of crude oil and natural gas in California. The Company’s international producing property is located offshore the Republic of Congo in West Africa. To learn more about Nuevo, please refer to the Company’s internet site at http://www.nuevoenergy.com.

This press release includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release, including without limitation, estimated quantities and net present value of reserves, estimated production volumes, business strategies, plans and objectives of management of the Company for future operations and covenant compliance and capital expenditures are forward-looking statements. Although the Company believes that the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurances that such assumptions will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations (“Cautionary

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Statements”) and projections include volatility in oil and gas prices, operating risks, the risks associated with reserve replacement, competition from other companies and other factors set forth in the Company’s Annual Report on Form 10-K and other filings made with the SEC and incorporated herein. All subsequent written and oral forward-looking statements and projections attributable to the Company or to persons acting on its behalf are expressly qualified by the Cautionary Statements.

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